As filed with the Securities and Exchange Commission on November 20, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PIEDMONT NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-0556998
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4720 Piedmont Row Drive
Charlotte, North Carolina 28210
Telephone: (704) 364-3120
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jane R. Lewis-Raymond
Vice President, General Counsel, Chief Ethics and Compliance Officer and Corporate Secretary
4720 Piedmont Row Drive
Charlotte, North Carolina 28210
Telephone: (704) 364-3120
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James H. Jeffries, IV, Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
Telephone: (704) 331-1000

Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to	Amount to be	Offering	Aggregate	Registration
be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee(2)
Common stock, no par value per share	2,750,000	$22.77	$62,617,500	$3,494.06

(1)	In addition to the shares set forth in the table, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the registration statement shall include an indeterminate number of shares of common stock that may be issued or become issuable in connection with stock splits, stock dividends, recapitalizations or other events.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant’s common stock as reported on the New York Stock Exchange on November 13, 2009, which were $23.02 and $22.51, respectively.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

2,750,000 Shares of Common Stock, no par value per share

Piedmont Natural Gas Company, Inc. hereby offers to potential investors the opportunity to purchase shares of our common stock, no par value per share, under our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Current Piedmont shareholders are hereby offered the opportunity to purchase additional shares of common stock under the Plan by having their cash dividends automatically reinvested and by making cash payments. No Plan participant may invest more than $120,000 under the Plan in any calendar year. Plan participants do not incur any brokerage commissions, fees or service charges in connection with purchases of shares of common stock for their accounts under the Plan.

Investors who are not currently Piedmont shareholders may invest in Piedmont common stock by enrolling in the Plan and making a cash payment of not less than $250 or more than $120,000. New and existing Plan participants may purchase additional shares of common stock by having all or part of the cash dividends on their shares of common stock automatically reinvested and by making optional cash payments of not less than $25 per payment or more than $120,000 per calendar year.

The price per share acquired under the Plan with reinvested dividends is 95% of the mean of the high and low sales prices of the common stock reflected in the New York Stock Exchange Composite Transactions (“NYSE Composite Transactions”) on the pertinent dividend payment date. The price per share acquired under the Plan with cash payments is 100% of the mean of the high and low sales prices reflected in the NYSE Composite Transactions on the weekly investment date. Both the dividend payment date and the weekly investment date are referred to as the “investment date.”

Our common stock is listed on the New York Stock Exchange, with shares trading under the ticker symbol “PNY.” On November 19, 2009, the closing price of the common stock was $23.28 per share. You are urged to obtain current market data and should not use the market price as of November 19, 2009 as a prediction of the future market price of our common stock.

Current shareholders who do not presently participate in the Plan may become participants by completing an Authorization Card and returning it to American Stock Transfer & Trust Company LLC (the “plan administrator”). Shareholders who do not wish to participate in the Plan need do nothing and will continue to receive their cash dividends, if and when declared, as usual. Shareholders who presently participate in the Plan do not need to take any further action to continue participation in the Plan.

Dividends on shares of Piedmont common stock may go up and down. The shares of Piedmont common stock being offered are not insured or protected by any governmental agency and involve investment risk, including the possible loss of all or part of an investment. See the risks described in this prospectus, including the “Risk Factors” beginning on page 2, and those described as risk factors in our other filings with the Securities and Exchange Commission that are incorporated by reference herein.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or jurisdiction where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through the Plan are offered only through a registered broker-dealer in those jurisdictions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 20, 2009.

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”). This prospectus provides you with a description of the Plan and the securities we may offer thereunder. The registration statement and documents incorporated by reference herein can be obtained from the SEC as described below under the heading “Where You Can Find More Information.” You should read this prospectus and the information incorporated herein by reference.

In making your investment decision, you should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different or additional information or represent anything else about us or this offering. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer, solicitation or sale is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

You should not consider any information in or incorporated by reference into this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Company’s securities.

Except as otherwise indicated, all references in this prospectus to “Piedmont”, “the Company”, “we” and “our” refer to Piedmont Natural Gas Company, Inc.

ii

SUMMARY OF THE PLAN

The Plan provides investors who are not currently shareholders with the opportunity to purchase shares of common stock and allows existing shareholders a convenient method to purchase additional shares of common stock through automatic reinvestment of cash dividends, optional cash payments or both. There are no brokerage commissions, fees or service charges on any purchases of shares under the Plan.

Enrolling in the Plan:  If you currently own Piedmont common stock registered in your name, you may participate in the Plan by completing and returning an Authorization Card to the plan administrator. If you own Piedmont common stock, but your shares are currently held by a bank or broker in its name (i.e., “street name”), you will need to register the shares in your name and then complete an Authorization Card. If you currently do not own any shares of Piedmont common stock, you may join the Plan by completing an Authorization Card and making an initial cash investment of at least $250.

Additional Investments:  Once you have enrolled, you may make additional investments in any amount from $25 to $120,000 per year by check or through automatic monthly deductions from a qualified U.S. bank account.

Dividend Reinvestments:  You may reinvest all, some, or none of your cash dividends in additional shares of Piedmont common stock. You may change your reinvestment election at any time by accessing your account online or by contacting the plan administrator by telephone or in writing.

Safekeeping of Shares:  All shares of common stock purchased through the Plan will be held by the plan administrator in book-entry form in your account. If you hold Piedmont common stock certificates outside of the Plan, you may deposit those certificates for safekeeping with the plan administrator, and those shares will be included in your Plan account.

Sale of Shares:  The Plan provides you with the ability to sell all or any portion of the shares held in your Plan account in book-entry form. You may also sell your shares outside the Plan by requesting a stock certificate for the number of whole shares you wish to sell and presenting the certificate to a broker. There are brokerage and sales fees associated with the sale of shares under the Plan.

INFORMATION ABOUT PIEDMONT NATURAL GAS COMPANY, INC.

We are an energy services company whose principal business is the distribution of natural gas to over one million residential, commercial, industrial and power generation customers in portions of North Carolina, South Carolina and Tennessee. We also are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation.

We were incorporated in New York in 1950 and began operations in 1951. In 1994, we merged into a newly formed North Carolina corporation with the same name for the purpose of changing our state of incorporation to North Carolina. Our principal executive offices are maintained at 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, and our telephone number is (704) 364-3120. Our common stock is listed on the New York Stock Exchange with shares trading under the ticker symbol “PNY.”

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included in and incorporated by reference into this prospectus, including the risk factors updated from time to time by our filings with the SEC. The risks and uncertainties described in this prospectus and documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be impaired in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Increases in the wholesale price of natural gas could reduce our earnings and working capital.

The supply and demand balance in natural gas markets could cause an increase in the price of natural gas. The cost we pay for natural gas is passed directly through to our customers. Therefore, significant increases in the price of natural gas may cause our existing customers to conserve or motivate them to switch to alternate sources of energy as well as cause new home developers, builders and new customers to select alternative sources of energy. Decreases in the volume of gas we sell could reduce our earnings in the absence of decoupled rate structures, and a decline in new customers could impede growth in our future earnings. In addition, during periods when natural gas prices are higher than historical levels, our working capital costs could increase due to higher carrying costs of gas storage inventories, and customers may have trouble paying higher bills leading to bad debt expenses, which may increase or reduce our earnings.

A decrease in the availability of adequate upstream, interstate pipeline transportation capacity and natural gas supply could reduce our earnings.

We purchase all of our gas supply from interstate sources that must then be transported to our service territory. Interstate pipeline companies transport the gas to our system under firm service agreements that are designed to meet the requirements of our core markets. A significant disruption to that supply or interstate pipeline capacity due to unforeseen events, including but not limited to, operational failures or disruptions, hurricanes, freeze off of natural gas wells, terrorist attacks or other acts of war, could reduce our normal interstate supply of gas, which could reduce our earnings. Moreover, if additional natural gas infrastructure, including but not limited to exploration and drilling platforms, processing and gathering systems, off-shore pipelines, interstate pipelines and storage, cannot be built at a pace that meets demand, then our growth opportunities would be limited and our earnings negatively impacted.

Our business is subject to competition that could negatively affect our results of operations.

The natural gas business is competitive, and we are facing increasing competition from other companies that supply energy, including electric companies, oil and propane dealers, renewable energy providers and, as it relates to sources of energy for electric power plants, coal. The primary competitive factor is price.

In residential and commercial customer markets, our natural gas distribution operations compete with other energy products, primarily electricity, fuel oil and propane. Our primary product competition is with electricity for heating, water heating and cooking. Increases in the price of natural gas or decreases in the price of other energy sources could negatively impact our competitive position by decreasing the price benefits of natural gas to the consumer. In the case of industrial customers, such as manufacturing plants, adverse economic or market conditions, including higher gas costs, could cause these customers to use alternative sources of energy or bypass our systems in favor of special competitive contracts with lower per-unit costs.

Higher gas costs or decreases in the price of other energy sources may allow competition from alternative energy sources for applications that have traditionally used natural gas, encouraging some customers to move away from natural gas-fired equipment to equipment fueled by other energy sources. Competition between natural gas and other forms of energy is also based on efficiency, performance, reliability and safety and other non-price factors. Technological improvements in other energy sources and events that impair the public perception of these non-price attributes of natural gas could erode our competitive advantage. These factors in turn could decrease the demand for natural gas, impair our ability to attract new customers, and cause existing customers to switch to other forms of energy or to bypass our systems in favor of alternative competitive sources. This could result in slow or no customer growth and could cause customers to reduce or cease using our product, thereby reducing our ability to make capital expenditures and otherwise grow our business and adversely affecting our earnings.

Changes in federal laws or regulations could reduce the availability or increase the cost of our interstate pipeline capacity and/or gas supply and thereby reduce our earnings.

The Federal Energy Regulatory Commission has regulatory authority over some of our operations, including sales of natural gas in the wholesale market and the purchase and sale of interstate pipeline and storage capacity. Additionally, Congress has enacted laws that deregulate the price of natural gas sold at the wellhead. Any Congressional legislation or agency regulation that would alter these or other similar statutory and regulatory structures in a way to significantly raise costs that could not be recovered in rates from our customers, that would reduce the availability of supply or capacity, or that would reduce our competitiveness could negatively impact our earnings.

Climate change legislation or regulations.

There are proposed federal legislative initiatives that attempt to control or limit the causes of global warming and climate change, including greenhouse gas emissions such as carbon dioxide. Regulatory agencies may also issue similar climate change regulations. These initiatives could result in various new laws or regulations. Such laws or regulations could impose operational requirements, impose additional charges to fund energy efficiency activities, provide a cost advantage to alternative energy sources other than natural gas, impose costs or restrictions on end users of natural gas, or result in other costs or requirements. As a result, there is a possibility that, when and if enacted, the final form of such legislation or regulation could put upward pressure on the cost of natural gas relative to other energy sources, increase our costs and impact the competitive position of natural gas, negatively affecting our growth opportunities, cash flows and earnings.

Regulatory actions at the state level could impact our ability to earn a reasonable rate of return on our invested capital and to fully recover our operating costs as well as reduce our earnings.

Our regulated utility segment is regulated by the North Carolina Utilities Commission, the Public Service Commission of South Carolina and the Tennessee Regulatory Authority. These agencies set the rates that we charge our customers for our services. We monitor allowed rates of return and our ability to earn appropriate rates of return based on factors such as increased operating costs, and initiate general rate proceedings as needed. If a state regulatory commission were to prohibit us from setting rates that timely recover our costs and a reasonable return by significantly lowering our allowed return or negatively altering our cost allocation, rate design, cost trackers (including margin decoupling and cost of gas) or other tariff provisions, then our earnings could be impacted. In the normal course of business in the regulatory environment, assets are placed in service before rate cases can be filed, if necessary, that could result in an adjustment of our returns. Once rate cases are filed, regulatory bodies have the authority to suspend implementation of the new rates while studying the cases. Because of this process, we may suffer the negative financial effects of having placed in service assets that do not initially earn our authorized rate of return without the benefit of rate relief, which is commonly referred to as “regulatory lag.” Rate cases also involve a risk of rate reduction, because once rates have been approved, they are still subject to challenge for their reasonableness by appropriate regulatory authorities. Regulatory authorities may also review whether our gas cost purchases are prudent and can adjust the amount of our gas costs that we pass through to our customers. Additionally, the state regulators foster a competitive regulatory model that, for example, allows us to recover any margin losses associated with negotiated transactions designed to retain large volume customers that could use alternative fuels or that may directly access natural gas supply through their own connection to an interstate pipeline. If there were changes in regulatory philosophies that altered our ability to compete for these customers, then we could lose customers or incur significant unrecoverable expenses to retain them. Both scenarios would impact our results of operations, financial condition and cash flows. Our debt and equity financings are also subject to regulation by the NCUC. Delays or failure to receive NCUC approval could limit our ability to access or take advantage of changes in the capital markets. This could negatively impact our liquidity or earnings.

Weather conditions may cause our earnings to vary from year to year.

Our earnings can vary from year to year, depending in part on weather conditions. Currently, we have in place regulatory mechanisms that normalize our margin for weather during the winter, providing for an adjustment up or down, to take into account warmer-than-normal or colder-than-normal weather. We estimate that 80% to 85% of our annual utility margin is collected from temperature-sensitive customers. As a result, mild winter temperatures can cause a decrease in the amount of gas we sell and deliver in any year and the margin we collect from these customers. If our rates and tariffs were modified to eliminate weather protection, such as weather normalization and rate decoupling tariffs, then we would be exposed to significant risk associated with weather and our earnings could vary as a result.

Our gas supply risk management programs are subject to state regulatory approval or annual review in gas cost proceedings.

We manage our gas supply costs through short-term and long-term procurement and storage contracts. In the normal course of business, we utilize New York Mercantile Exchange (NYMEX) exchange traded instruments and over-the-counter instruments of various durations for the forward purchase or sale of our natural gas requirements, subject to regulatory approval or review. As a component of our gas costs, these expenses are subject to regulatory approval, and we may be exposed to additional liability if the recovery of these costs of gas supply procurement or risk management activities is excluded by our regulators in gas cost recovery proceedings.

Operational interruptions to our gas distribution activities caused by accidents, strikes, severe weather such as a major hurricane, pandemic or acts of terrorism could adversely impact earnings.

Inherent in our gas distribution activities are a variety of hazards and operational risks, such as leaks, ruptures and mechanical problems. Weather events such as hurricanes, as well as acts of terrorism, can also damage our pipelines and other infrastructure and disrupt our ability to conduct our natural gas distribution and transportation business. Pandemic could result in a significant part of our workforce being unable to operate or maintain our infrastructure or perform other tasks necessary to conduct our business. If the foregoing events are severe enough or if they lead to operational interruptions, they could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental damage, impairment of our operations and substantial loss to us. The location of pipeline and storage facilities near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering places, could increase the level of damages resulting from these risks. Our regulators may not allow us to recover part or all of the increased cost related to the foregoing events from our customers, which would negatively affect our earnings. With part of our workforce represented by unions, we are exposed to the risk of a strike. The occurrence of any of these events could adversely affect our financial position, results of operations and cash flows.

Opposition to infrastructure development may delay or prevent us from expanding our business.

In order to serve new customers or expand our service to existing customers, we often need to expand or upgrade our distribution, transmission and/or storage infrastructure, including laying new pipeline and building compressor stations or liquefied natural gas storage tanks. Such infrastructure development requires us to seek approval from local, state and/or federal regulatory and governmental bodies. The approval process may involve the opportunity for the public to voice opposition. Such opposition may delay or prevent such development, or may make it materially more costly to do so. As a result, we may not be able to adequately support customer growth, which would negatively impact our earnings.

A downgrade in our credit rating could negatively affect our cost of and ability to access capital.

Our ability to obtain adequate and cost effective financing depends on our credit ratings. A negative change in our ratings outlook or any downgrade in our current investment-grade credit ratings by our rating agencies, particularly below investment grade, could adversely affect our cost of borrowing and/or access to sources of liquidity and capital. Such a downgrade could further limit our access to private credit markets and increase the costs of borrowing under available credit lines. Should our credit rating be downgraded, the interest rate on our borrowings under our revolving credit agreement would increase. An increase in borrowing costs without the recognition of these higher costs in the rates charged to our customers could adversely affect earnings by limiting our ability to earn our allowed rate of return.

The inability to access capital or significant increases in the cost of capital could adversely affect our business.

Our ability to obtain adequate and cost effective financing is dependent upon the liquidity of the financial markets, in addition to our credit ratings. Disruptions in the capital and credit markets could adversely affect our ability to access short-term and long-term capital. Our access to funds under short-term credit facilities is dependent on the ability of the participating banks to meet their funding commitments. Those banks may not be able to meet their funding commitments if they experience shortages of capital and liquidity. Longer disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to capital needed for our business. The inability to access adequate capital may require us to conserve cash, prevent or delay us from making capital expenditures, and require us to reduce or eliminate the dividend or other discretionary uses of cash.

Changes in federal and state fiscal and monetary policy could significantly increase our costs.

Changes in federal and state fiscal and monetary policy may result in increased taxes, interest rates, and inflationary pressures on the costs of goods and services. This could increase our expenses and decrease our earnings if such increased costs are not reflected in allowed rates charged to customers. This series of events may increase our rates to customers and thus may negatively impact customer billings and customer growth. Any of these events may negatively affect our ability to make capital expenditures to grow the business and negatively affect earnings.

We do not generate sufficient cash flows to meet all our cash needs.

Historically, we have made large capital expenditures in order to finance the expansion and upgrading of our distribution system. We have also purchased and will continue to purchase natural gas for storage. We have made several equity method investments and will continue to pursue other similar investments, all of which are and will be important to our profitability. Volatility in gas prices may require us to post cash collateral as part of our regulated gas price hedging program. We have funded a portion of our cash needs for these purposes, as well as contributions to our employee pensions and benefit plans, through borrowings under credit arrangements and by offering new securities in the open market. Our dependency on external sources of financing creates the risk that our profits could decrease as a result of higher borrowing costs and that we may not be able to secure external sources of cash necessary to fund our operations and new investments on terms acceptable to us. Volatility in seasonal cash flow requirements, including requirements for our gas supply procurement and risk management programs, may require increased levels of borrowing that could result in non-compliance with the debt-to-equity ratios in our credit facilities as well as cause a credit rating downgrade. Any disruptions in the capital and credit markets could require us to conserve cash until the markets stabilize or until alternative credit arrangements or other funding required for our needs can be secured. Such measures could be deferral of major capital expenditures, changes in our gas supply procurement and risk management programs, the reduction or elimination of the dividend payment or other discretionary uses of cash.

As a result of cross-default provisions in our borrowing arrangements, we may be unable to satisfy all of our outstanding obligations in the event of a default on our part.

The terms of our senior indebtedness, including our revolving credit facility, contain cross-default provisions which provide that we will be in default under such agreements in the event of certain defaults under the indenture or other loan agreements. Accordingly, should an event of default occur under any of those agreements, we face the prospect of being in default under all of our debt agreements, obliged in such instance to satisfy all of our outstanding indebtedness and unable to satisfy all of our outstanding obligations simultaneously. In such an event, we might not be able to obtain alternative financing or, if we are able to obtain such financing, we might not be able to obtain it on terms acceptable to us.

Certain purchasers of our common stock under our dividend reinvestment and stock purchase plan may be entitled to rescind their purchases.

As a result of an administrative error, sales of approximately 568,167 shares of our common stock under the Plan between December 1, 2008 and November 16, 2009 (which represent less than one percent (1%) of our outstanding shares of common stock as of November 16, 2009) appear to not have complied with the registration requirements of applicable securities laws. A number of remedies may be available to Plan participants who acquired shares during that period, including a right to rescind their purchases not later than one year after the date of this filing to receive the full price paid by the Plan participants, plus interest. A subset of such purchasers, Plan participants who purchased shares pursuant to the Plan whose shares have fallen in value since the date of purchase (and possibly others), could have an incentive to seek and to accept such a rescission. These sales could also subject us to regulatory sanctions by the SEC or other regulatory authorities that might result in the imposition of civil penalties, which could include fines, a cease and desist order, or a mandated rescission offering. Although we do not expect any rescissions or regulatory actions to have a material adverse effect on us, we are unable to predict the consequences of these actions.

We are exposed to credit risk of counterparties with whom we do business.

Adverse economic conditions affecting, or financial difficulties of, counterparties with whom we do business could impair the ability of these counterparties to pay for our services or fulfill their contractual obligations. We depend on these counterparties to remit payments to fulfill their contractual obligations on a timely basis. Any delay or default in payment or failure of the counterparties to meet their contractual obligations could adversely affect our financial position, results of operations or cash flows.

Poor investment performance of pension plan holdings and other factors impacting pension plan costs could unfavorably impact our liquidity and results of operations.

Our costs of providing for the non-contributory defined benefit pension plan are dependent on a number of factors, such as the rates of return on plan assets, discount rates, the level of interest rates used to measure the required minimum funding levels of the plan, future government regulation and our required or voluntary contributions made to the plan. A significant decline in the value of investments that fund our pension plan, if not offset or mitigated by a decline in our liabilities, may significantly differ from or alter the values and actuarial assumptions used to calculate our future pension expense. A decline in the value of these investments could increase the expense of our pension plan, and we could be required to fund our plan with significant amounts of cash. Such cash funding obligations could have a material impact on our liquidity by reducing cash flows and could negatively affect results of operations.

We are subject to numerous environmental laws and regulations that may require significant expenditures or increase operating costs.

We are subject to numerous federal and state environmental laws and regulations affecting many aspects of our present and future operations. These laws and regulations can result in increased capital, operating and other costs. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and approvals. Compliance with these laws and regulations can require significant expenditures for clean-up costs and damages arising out of contaminated properties. Failure to comply may result in fines, penalties and injunctive measures affecting operating assets. Additionally, the discovery of presently unknown environmental conditions could give rise to expenditures and liabilities, including fines or penalties, which could have a material adverse effect on our business, results of operations or financial condition.

An overall economic downturn could negatively impact our earnings.

Weakening of economic activity in our markets could result in a decline in customer additions and energy consumption which could adversely affect our revenues or restrict our future growth. It may become more difficult for customers to pay their gas bills, leading to slow collections and higher-than-normal levels of accounts receivable. This could increase our financing requirements and non-gas cost bad debt expense. Earnings and liquidity would be negatively affected, reducing our ability to grow the business.

Our inability to attract and retain professional and technical employees could adversely impact our earnings.

Our ability to implement our business strategy and serve our customers is dependent upon the continuing ability to employ talented professionals and attract and retain a technically skilled workforce. Without such a skilled workforce, our ability to provide quality service to our customers and meet our regulatory requirements will be challenged and this could negatively impact our earnings.

USE OF PROCEEDS

We expect to use the proceeds from the sales of common stock by us under the Plan for the purpose of financing the construction of additions to our facilities and for general corporate purposes. We have no basis for estimating the number of shares of common stock that ultimately will be sold by us under the Plan or the prices at which such shares will be sold. We expect to continue to obtain a portion of our capital requirements through external sources with the type, amount and timing of any sales of securities to depend upon market conditions and other factors. We expect to obtain the balance of such requirements from internally generated cash. We will not receive any proceeds from sales of common stock to Plan participants obtained in open market purchases.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference herein include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus or the documents incorporated by reference, statements containing words such as “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections and comments reflected in our forward-looking statements reflect our best judgment based on current information and circumstances that we believe to be reasonable when made and are made in good faith, we can give no assurance that future events will not affect the accuracy of such forward-looking information or that such statements will prove to be correct. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. A wide variety of potential risks, uncertainties, and other factors could materially affect our business prospects and our ability to achieve the results expressed or implied by these forward-looking statements including, but not limited to:

•	Regulatory issues affecting us and those from whom we purchase natural gas transportation and storage service, including those that affect allowed rates of return, terms and conditions of service, rate structures and financings. We monitor our ability to earn appropriate rates of return and initiate general rate proceedings as needed.

•	Residential, commercial, industrial and power generation growth and energy consumption in our service areas. The ability to grow our customer base, the pace of that growth and the levels of energy consumption are impacted by general business and economic conditions, such as interest rates, inflation, fluctuations in the capital markets and the overall strength of the economy in our service areas and the country, and fluctuations in the wholesale prices of natural gas and competitive energy sources.

•	Deregulation, regulatory restructuring and competition in the energy industry. We face competition from electric companies and energy marketing and trading companies, and we expect this competitive environment to continue.

•	The potential loss of large-volume industrial customers to alternate fuels or to bypass, or the shift by such customers to special competitive contracts or to tariff rates that are at lower per-unit margins than that customer’s existing rate.

•	The capital-intensive nature of our business. In order to maintain growth, we must add to our natural gas distribution system each year. The cost of this construction may be affected by the cost of obtaining governmental approvals, compliance with federal and state pipeline safety and integrity regulations, development project delays and the cost and availability of materials and labor. Weather, general economic conditions and the cost of funds to finance our capital projects can materially alter the cost and timing of a project.

•	Access to capital markets. Our internally generated cash flows are not adequate to finance the full cost of capital expenditures. As a result, we rely on access to both short-term and long-term capital markets as a significant source of liquidity for capital requirements not satisfied by cash flows from operations. Changes in the capital markets or our financial condition could affect our access to and cost of capital.

•	Changes in the availability and cost of natural gas. To meet firm customer requirements, we must acquire sufficient gas supplies and pipeline capacity to ensure delivery to our distribution system while also ensuring that our supply and capacity contracts allow us to remain competitive. Natural gas is an unregulated commodity market subject to supply and demand and price volatility. Producers, marketers and pipelines are subject to operating and financial risks associated with exploring, drilling, producing, gathering, marketing and transporting natural gas and have risks that increase our exposure to supply and price fluctuations.

•	Changes in weather conditions. Weather conditions and other natural phenomena can have a material impact on our earnings. Severe weather conditions, including destructive weather patterns such as hurricanes, can impact our suppliers and the pipelines that deliver gas to our distribution system. Weather conditions directly influence the supply of, demand for and the cost of natural gas.

•	Changes in environmental, safety, system integrity, tax and other laws and regulations, including climate change legislation, and the cost of compliance. We are subject to extensive federal, state and local laws and regulations. Compliance with such laws and regulations could increase capital or operating costs, affect our reported earnings, increase our liabilities or change the way our business is conducted.

•	Ability to retain and attract professional and technical employees. To provide quality service to our customers and meet regulatory requirements, we are dependent on our ability to recruit, train, motivate and retain qualified employees.

•	Changes in accounting regulations and practices. We are subject to accounting regulations and practices issued periodically by accounting standard-setting bodies. New accounting standards may be issued that could change the way we record revenues, expenses, assets and liabilities, and could affect our reported earnings or increase our liabilities.

•	Earnings from our equity method investments. We invest in companies that have risks that are inherent in their businesses, and those risks may negatively affect our earnings from those companies.

•	Changes in outstanding shares. The number of outstanding shares may fluctuate due to repurchases under our Common Stock Open Market Purchase Program or new issuances.

Many, but not all, of the factors that may impact actual results are discussed under the “Risk Factors” section contained in this prospectus or the documents incorporated by reference. You should carefully read the “Risk Factors” section in this prospectus and the documents incorporated by reference and other disclosure contained herein and our filings with the SEC that are incorporated by reference. All of these factors and the factors described above are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for us to predict all of these factors or to assess the effect of each factor on our business. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations. Our business, financial condition, results of operations and prospects may have changed since the date of a forward-looking statement. For these reasons, you should not rely on these forward-looking statements when making investment decisions.

THE PIEDMONT NATURAL GAS DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Purpose

1.	What is the purpose of the Plan?

The Plan allows existing shareholders and investors an easy and convenient method of acquiring shares of our common stock. Investors can purchase common stock without payment of any brokerage commissions, fees or service charges. In addition, existing shareholders can purchase additional shares of stock by investing cash dividends and by making optional cash payments without payment of any brokerage commissions, fees or service charges. Beneficial owners of shares of common stock whose shares are registered in names other than their own can have their cash dividends reinvested by having the shares registered in their own name or by requesting their nominees or other holders of record to participate in the Plan on their behalf. If the shares of common stock purchased under the Plan are acquired from us, we will receive additional funds for our ongoing infrastructure expansion and upgrades and for general corporate purposes. If shares are purchased in the open market by an independent agent, we will not receive any proceeds.

Advantages and Disadvantages

2.	What are the advantages of the Plan?

Investors who are not currently Piedmont shareholders may purchase shares of common stock by making a cash payment of not less than $250 but not more than $120,000. Existing shareholders may purchase additional shares of common stock by having all or part of their cash dividends automatically reinvested and by making optional cash payments of not less than $25 per payment or more than $120,000 per calendar year. Shares purchased with reinvested cash dividends are purchased at a discount. (See Question 17.)

Participants do not incur any brokerage commissions, fees or service charges in connection with the purchase of shares of common stock under the Plan. The plan administrator assures safekeeping of the shares of common stock credited to a Plan account and provides regular statements to the account holder. Therefore, shareholders avoid the cumbersome safekeeping of certificates of shares of common stock credited to their Plan accounts.

Investors who have an Individual Retirement Account or who set up an IRA with a third party may enroll in the Plan and purchase shares through the Plan. The plan administrator, however, cannot establish or administer an IRA. That must be done through another entity.

3.	What are the disadvantages of the Plan?

No interest is paid on optional cash payments held by the plan administrator pending investment. Participants have no control over the share price or the timing of the sale or purchase of Plan shares. Participants cannot designate a specific price or a specific date at which to purchase or sell common stock. In addition, participants will not know the exact number of shares purchased and the prices paid until after the applicable investment date. (See Question 19.)

Administration

4.	Who administers the Plan?

We have designated the plan administrator as our agent to administer the Plan, maintain records, send account statements to participants and perform other duties relating to the Plan. Shares of common stock purchased under the Plan are held by the plan administrator as agent for participants and registered in the name of the plan administrator or its nominee. If participants desire to hold their shares personally, the plan administrator will issue a stock certificate in the name of the shareholder upon request. The plan administrator also serves as the transfer agent for Piedmont common stock.

All communications regarding the Plan should be sent to the plan administrator addressed as follows:

Postal Address:	American Stock Transfer & Trust Company LLC 59 Maiden Lane, Plaza Level New York, New York 10038
Overnight Address:	American Stock Transfer & Trust Company LLC Operations Center 6201 15th Avenue Brooklyn, New York 11219

Investors or existing shareholders should mention Piedmont Natural Gas Company in their correspondence and if applicable, furnish Plan account numbers. Inquiries may be made to the plan administrator by telephone at 1-800-278-4353 or online at http://www.amstock.com/shareholder/shareholder_services.asp.

Participation

5.	Who is eligible to participate?

All individuals, corporations, partnerships, other business associations and holders of record of shares of common stock are eligible to participate in the Plan, provided participation is not prohibited by any laws or regulations. In order to be eligible to participate, beneficial owners of shares of common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker or a bank nominee) must become holders of record by having all or a portion of those shares transferred into their names. Or, they can request such nominees or other holders of record to participate in the Plan on their behalf. Individuals having established IRA accounts with a third party may participate in the Plan.

6.	How does an investor who is not currently a shareholder or a current eligible shareholder become a participant?

An investor or an eligible shareholder may join the Plan at any time by completing an Authorization Card and returning it to the plan administrator. You may also complete the Authorization Card and join the Plan online at http://www.amstock.com/investpower/new_dp.asp and search for Piedmont Natural Gas Company, Inc.

7.	When do investments begin under the Plan?

Dividend payment dates ordinarily occur on or about the 15th day of January, April, July and October. The record date for determining shareholders who are eligible to receive dividends normally precedes the dividend payment date by about three weeks.

If the plan administrator receives an Authorization Card specifying reinvestment of dividends at least three business days before the record date of a dividend payment, reinvestment commences with that dividend payment. If the Authorization Card is received after that date, reinvestment of dividends under the Plan begins with the dividend payment following the next record date.

Initial investments and optional cash payments by participants are invested as specified in Question 16.

8.	What does the Authorization Card provide?

The Authorization Card provides for the purchase of shares of common stock through the following options:

•	Full Dividend Reinvestment. If the “Full Dividend Reinvestment” box is checked, the plan administrator will apply all of a participant’s cash dividends on shares of common stock registered in the participant’s name, as well as on all shares of common stock credited to the participant’s Plan account, to the purchase of additional shares of common stock.

•	Partial Dividend Reinvestment. If the “Partial Dividend Reinvestment” box is checked, the plan administrator will reinvest dividends on the number of shares indicated by the participant, as well as dividends on all shares of common stock credited to the participant’s Plan account, and will pay any remaining dividends in cash.

•	Cash Payments Only. If the “Cash Payments Only” box is checked, the plan administrator will apply any optional cash payments and any dividends on shares credited to the participant’s Plan account to the purchase of additional shares of common stock. Cash dividends on shares of common stock registered in the participant’s name other than in his or her Plan account will be paid to the participant in cash.

•	Initial Purchases. If the “Initial Purchases” box is checked, the plan administrator will apply any cash payments to the purchase of shares of common stock.

If a participant does not check any box on the Authorization Card, then full dividend reinvestment will be assumed.

9.	May participants reinvest dividends on less than all shares registered in their name?

Except for dividends on shares of common stock in a participant’s Plan account, which are reinvested automatically, participants may elect to reinvest all or part of the dividends on shares of common stock registered in their name by designating their intentions on the Authorization Card.

10.  May participants change the method of participation?

At any time, participants may change their investment options by completing a new Authorization Card and returning it to the plan administrator. If the participant elects to participate through the full or partial dividend reinvestment feature but later decides to change the number of shares on which cash dividends are being reinvested or to participate through the optional cash payments feature only, the plan administrator must receive an Authorization Card indicating the change at least three business days before the record date of a dividend payment. If the Authorization Card is received after that date, the change will not be effective until the dividend payment following the next record date.

Costs

11.	Are there any expenses to investors or participants in connection with the Plan?

There are no brokerage commissions, fees or service charges for purchases under the Plan. Piedmont pays all costs of administration of the Plan. (See Question 26 and Question 27 for a discussion of payment by participants of brokerage costs and transfer taxes associated with termination of participation and sale of shares under the Plan.)

Initial Purchases

12.	How are initial purchases made?

Initial purchases by non-shareholders of shares of common stock may be made by check or money order or by authorizing the plan administrator to draft your bank account in an amount not less than $250 or more than $120,000. Investors may not invest more that $120,000 per calendar year. The plan administrator will return any excess tendered amount to the sender. The plan administrator must receive initial purchase payments at least three business days prior to an investment date in order to be invested on that date. (See Question 16.) Initial purchase payments received by the plan administrator less than three business days before an investment date will be held until the following investment date. No interest is paid on initial purchase payments pending investment. An investor may obtain the return of any initial purchase payment by notification received by the plan administrator at least two days before the next investment date.

Optional Cash Payments

13.	How are optional cash payments made?

Optional cash payments may be made by check, money order or automatic bank draft. A shareholder may make an initial optional cash payment when enrolling in the Plan by enclosing a check (made payable to American Stock Transfer & Trust Company) with the Authorization Card or by authorizing a draft from the shareholder’s bank account. Thereafter, participants may make optional cash payments through the use of cash payment forms sent to participants as part of their account statements. Participants may also authorize the plan administrator to automatically draft their checking, savings or other account in any financial institution that participates in the Automated Clearing House system. The plan administrator can furnish draft authorization information to participants.

Optional cash payments that are made by check or money order need not be in the same amount each time and there is no obligation to make optional cash payments regularly. However, if participants elect to make optional cash payments through automatic bank draft, the draft must be in the same amount. The draft will continue until the participant notifies the plan administrator in writing or online to change the amount automatically drafted or terminate the bank draft.

The plan administrator must receive optional cash payments at least three business days prior to an investment date in order to be invested on that date. (See Question 16.) Optional cash payments received by the plan administrator less than three business days before an investment date will be held until the following investment date. No interest is paid on optional cash payments pending investment. Participants may obtain the return of any optional cash payments by notification received by the plan administrator at least two days before the next investment date.

14.	What are the limitations on making optional cash payments?

Optional cash payments may be not less than $25 per payment or more than $120,000 per calendar year. We reserve the right to direct the plan administrator to refuse any optional cash payments that in the aggregate exceed $120,000 per calendar year with respect to the aggregate of all of a participant’s Plan accounts. In such event, the plan administrator will return the excess tendered amount of optional cash payments to the participant.

Purchases

15.	What is the source of shares of common stock under the Plan?

Shares of common stock needed to meet the requirements of the Plan will either come from Piedmont’s authorized and unissued shares or from shares purchased in the open market by an independent agent. Piedmont may not change its determination of the source of shares more than once in any three-month period.

16.	When are shares of common stock purchased under the Plan?

The investment dates for shares purchased with reinvested dividends are on or about the 15th day of January, April, July and October. The investment dates for initial investments or optional cash payments are once each calendar week, usually on Wednesdays. If the normal investment date is not a business day, the investment date is the immediately preceding business day. During a week when a dividend payment is made, the investment date for initial investments and optional cash purchases is the same date.

Shares purchased under the Plan belong to the participant on the investment date. However, for federal income tax purposes, the holding period for such shares begins on the following day.

17.	What is the price of shares of common stock purchased under the Plan?

The price of shares of common stock purchased with reinvested dividends is 95% of the mean of the high and low sales prices for such shares reflected in the NYSE Composite Transactions on the investment date, or the most recent preceding day if the NYSE is closed on that investment date. The price of shares of common stock purchased through initial payments or with optional cash payments is 100% of the mean determined above.

18.	How many shares of common stock are purchased for participants?

The number of shares purchased for a participant’s account is equal to the amount of the participant’s dividends being reinvested plus the amount of any initial purchase payment plus the amount of any optional cash payments divided by the purchase price of the shares. Each Plan account is credited with that number of shares, including fractions computed to three decimal places. Participants may not purchase a specific number of shares.

Reports to Participants

19.	What reports are sent to participants?

Shareholders who participate in the Plan only through the reinvestment of dividends receive quarterly statements of their accounts. Investors and shareholders that participate through the investment of optional cash payments receive statements when cash investments are made. These statements of account show any cash dividends reinvested and any cash payments received, the number of shares purchased, the purchase price for the shares and the mean of the high and low sales prices on the investment date, the number of Plan shares held for the participant by the plan administrator, the number of shares registered in the name of the participant reinvesting dividends, and an accumulation of the transactions for the current calendar year to date. Statements are mailed as soon as practicable after each investment date. These statements are a participant’s continuing record of the cost of purchases of shares of common stock under the Plan, and the last cumulative statement of the year should be retained for tax purposes.

In addition, each participant receives copies of all communications sent to shareholders generally, including annual reports, notices of annual meetings and proxy statements and income tax information for reporting dividends paid.

Issuance of Certificates

20.	Are certificates issued for shares of common stock purchased under the Plan?

Certificates for any number of whole shares credited to a participant’s account will only be issued in the participant’s name without charge upon request from the participant; provided, however, that any request received from reinvestment participants between a dividend record date and the investment date for that dividend will not be effective until after the dividend is reinvested under the Plan. Certificates so requested are issued in the participant’s name and without charge to the participant, and only be issued in whole shares. Certificates representing fractional share interests will not be issued under any circumstances.

A request for issuance of certificates for Plan shares, including issuance of certificates for all of the shares in a participant’s account, does not constitute a termination of participation in the Plan by the participant. Termination may be effected only through the delivery to the plan administrator of a notice of termination. (See Question 26.)

21.	In whose name are certificates issued?

Accounts under the Plan are maintained in the name(s) in which certificates of the participants were registered or for whom shares were purchased at the time they enrolled in the Plan. Consequently, certificates for whole shares issued upon the request of participants are issued in the same name(s).

Dividends on Fractions of Shares

22.	Are participants’ Plan accounts credited with dividends on fractions of shares?

Participants receive credit for the amount of dividends attributable to fractions of shares in their Plan accounts. These dividends are reinvested automatically.

Withdrawals of Shares in Plan Accounts

23.	How may shares be withdrawn from the Plan?

Participants may withdraw Plan shares credited to their accounts by notifying the plan administrator specifying the number of shares to be withdrawn. Certificates for whole shares of common stock so withdrawn will be issued to and registered in the name of the participant. Certificates representing fractional share interests will not be issued under any circumstances.

24.	Will dividends on shares withdrawn from the Plan continue to be reinvested?

If participants have authorized reinvestment of dividends on all shares registered in their name, cash dividends on shares withdrawn continue to be reinvested. If, however, dividends on only part of the shares registered in their name are being reinvested, the plan administrator continues to reinvest dividends on only the number of shares specified on the Authorization Card unless the plan administrator receives a new Authorization Card specifying a different number of shares.

Termination of Participation

25.	How do participants terminate participation in the Plan?

Participants may terminate participation in the Plan at any time by notifying the plan administrator. A participant’s notice of termination takes effect when the plan administrator receives the notice; however, for a participant reinvesting dividends, if the plan administrator receives the notice of termination on or after the fifth business day preceding a dividend record date, that cash dividend will be reinvested for the participant’s account. The account then will be terminated and all subsequent dividends will be paid to the participant.

Any optional cash payment received before the plan administrator receives the notice of termination will be invested for the participant’s account unless the notice is received at least three business days before the next investment date and the notice specifically requests return of the payment.

26.	What happens when participants terminate participation in the Plan?

When participants terminate participation in the Plan, or upon termination of the Plan, certificates for whole shares credited to a participant’s account will be issued to the participant and a cash payment will be made for any fractional share interests. However, in the participant’s notice of termination of participation, the participant may direct the plan administrator to sell all full and fractional share interests held in the account. Within ten business days or as soon as practicable after receipt of notice of termination, such sales will be made through an independent brokerage organization. Any brokerage commissions, fees, transfer and other taxes and other transaction expenses in connection with such sales will be paid by the terminating participant. The proceeds of the sale, net of such expenses, will be sent to the participant as soon as practicable after settlement of the sale.

If termination of participation in the Plan occurs after a dividend record date but before the payment date for that dividend, that dividend will be paid in cash directly to the former participant. Former participants may become participants in the Plan again at any time by completing a new Authorization Card and returning it to the plan administrator.

Sale of Plan Shares

27.	May participants sell their Plan shares?

Participants may sell all or part of the shares of common stock held in the Plan in either of two ways. First, a participant may request certificates for full shares and arrange for the sale of these shares through a securities broker of the participant’s choice. Alternatively, within ten days after receipt of instructions, the plan administrator will sell all or any portion of the shares held by the plan administrator for the participant. Such shares will be sold through independent securities brokers selected by the plan administrator in its sole discretion. The participant will be charged brokerage commissions, fees, transfer and other taxes and other transaction expenses, which amounts will be deducted from the cash proceeds paid to the participant. Shares being sold for the participant may be aggregated with those of other Plan participants who have requested sales. In that case, the participant will receive proceeds based on the average sales price of all shares sold, less a pro rata share of brokerage commissions, fees, transfer and other taxes and other transaction expenses. The proceeds of the sale, net of such expenses, will be sent to the participant as soon as practicable after settlement of the sale.

Risk to Participants

28.	Does participation in the Plan involve risk?

The Plan itself creates no risk. The risk to participants is the same as with any other investment in shares of our common stock, including those risks described or incorporated by reference herein. Because purchase prices are established on the investment date, a participant loses any advantage otherwise available from being able to select the timing of investments. Participants should recognize that neither Piedmont nor the plan administrator can assure a profit or protect against a loss on shares of common stock purchased under the Plan.

Stock Dividends or Stock Splits; Rights Offering

29.	What happens if Piedmont issues a stock dividend, declares a stock split or has a rights offering?

Any stock dividend or split will be credited to participants’ Plan accounts based on the number of shares, including fractional share interests, held in such accounts on the record date for such stock dividend or split.

In the event we make available to shareholders rights to purchase additional shares of common stock or other securities, such rights will be made available to participants based on the number of shares, including fractional share interests to the extent practicable, held in their Plan accounts on the record date established for determining shareholders who are entitled to such rights.

Voting Rights

30.	How are participants’ shares voted at meetings of shareholders?

Participants receive a proxy indicating the total number of shares of common stock held, including shares registered in their name and shares credited to their Plan account. If the proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If the proxy is returned properly signed but with no instructions on how the shares are to be voted, all of the participant’s shares will be voted in accordance with the recommendations of the Board of Directors. If the proxy is not returned or if it is returned unexecuted or improperly executed, the participant’s shares will be voted only if the participant votes in person.

Income Tax Consequences

31.	What are some federal income tax consequences of participation in the Plan?

Participants are deemed to have received dividend income on the investment date to the extent that shares of common stock are purchased with reinvested dividends. Thus, the full amount of cash dividends reinvested under the Plan plus the 5% purchase discount represents dividend income to participants.

The basis of shares of common stock purchased under the Plan, either with reinvested cash dividends, initial payments or optional cash payments, is equal to the purchase price of such shares. The holding period for such shares begins on the day after the investment date.

Participants will not realize any taxable income when they receive certificates for Plan shares credited to their accounts, whether upon withdrawal from the Plan or otherwise. However, upon withdrawal, participants will receive cash payments for the fractional share credited to their Plan accounts and may realize a gain or loss. The amount of such gain or loss will be the difference between the amount the participant receives for the fractional share and the participant’s cost basis for such share.

If a participant is subject to withholding, Piedmont will withhold the required taxes from the amount of dividends that would otherwise be reinvested under the Plan. The plan administrator will notify the participant when withholding begins. The amount withheld will be deducted from the amount of the dividend and only the remaining amount will be invested. The amount withheld will be reported to the participant.

The selling of shares by a participant will give rise to capital gain or loss, provided such shares are held as a capital asset by the participant. The amount of any such gain or loss will be the difference between the proceeds received by the participant, net of commissions and fees, and the participant’s cost basis. The cost basis of shares acquired under the Plan is equal to the purchase price of such shares.

The discussion above is only a general discussion of certain federal income tax aspects of an investment in the Plan. Because tax consequences may vary, depending on each participant’s own tax situation, participants and other persons considering participation in the Plan are advised to consult their own tax advisors regarding the tax effect of participation in the Plan, including the application of current and proposed federal, state, local, foreign and other tax laws.

Foreign Shareholders

32.	What provision is made for foreign shareholders?

For foreign shareholders who are participants and whose dividends are subject to United States income tax withholding laws, an amount equal to the dividends to be reinvested less the amount of tax required to be withheld is applied to the purchase of shares of common stock. The statements distributed by the plan administrator confirming purchases made for such foreign participants indicate the amount of tax withheld. Initial cash payments and optional cash payments received from foreign shareholders must be in United States dollars and are invested in the same manner as payments from other participants.

Rights and Responsibilities of Piedmont and the Plan Administrator

33.	What are the rights and responsibilities of Piedmont Natural Gas Company and the plan administrator under the Plan?

Piedmont reserves the right to interpret and regulate the Plan, determine all questions that may arise thereunder and establish rules and procedures relating to participant elections, all as it deems necessary or desirable for the efficient operation of the Plan. Piedmont may also modify or supplement any Plan accounting method, practice or procedure or any other aspect of the operation or administration of the Plan in such manner and to such extent consistent with applicable law that Piedmont deems necessary or appropriate to correct errors and mistakes, to effect proper and equitable adjustment of Plan accounts, to resolve participant claims and to otherwise ensure the proper and appropriate administration and operation of the Plan.

Neither the plan administrator nor Piedmont will be liable for claims arising from any act done in good faith or any good faith omission to act. This includes, but is not limited to, any claim of liability arising out of failure to terminate a participant’s Plan account upon such participant’s death prior to receipt of notice of such death. Neither the plan administrator nor Piedmont have any duties, responsibilities or liabilities except those expressly set forth in the Plan.

The payment of dividends is at the discretion of Piedmont’s Board of Directors and will depend upon future earnings, Piedmont’s financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan obligates Piedmont to declare or pay any dividend on its common stock.

Custody of Certificates

34.	May other common stock certificates be deposited with the plan administrator under the Plan?

Participants may deposit any common stock certificates of the Company now or hereafter registered in their name for credit under the Plan. There is no charge for this service. Because participants bear the risk of loss in sending stock certificates to the plan administrator, it is recommended that certificates be sent by registered mail, return receipt requested, and properly insured. The participant must provide instructions to the plan administrator directing that the shares be deposited to the participant’s Plan account. Whenever certificates are issued to a participant, either upon request or upon termination of participation, new, differently numbered certificates will be issued.

Suspension, Modification or Termination of the Plan

35.	May the Plan be suspended, modified or terminated?

While the Plan is intended to continue indefinitely, Piedmont reserves the right to suspend or terminate the Plan at any time. Piedmont also reserves the right to make modifications to the Plan. Piedmont will notify Participants of any such suspension, termination or material modification. If the Plan is terminated or suspended for a period of more than thirty days, any uninvested optional cash payments will be returned to participants, certificates for whole shares credited to Plan accounts will be issued and cash payments will be made for any fractional shares credited to such Plan accounts.

Piedmont intends to use its best efforts to maintain the effectiveness of the Registration Statement filed with the SEC covering the offer and sale of common stock under the Plan. However, Piedmont has no obligation to offer, issue or sell common stock to investors or participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective. Also, Piedmont may elect not to offer or sell common stock under the Plan to investors or participants residing in any jurisdiction or foreign country where the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in cash and any optional cash payments received from such shareholder will be returned.

DESCRIPTION OF OUR COMMON STOCK

General

As of November 16, 2009, our authorized capital stock consists of 200,000,000 shares of common stock without par value and 175,000 shares of preferred stock without par value. Our board of directors may establish one or more series of preferred stock with such rights and preferences as it may determine. As of November 16, 2009, 73,280,623 shares of common stock were issued and outstanding and none of our preferred stock was issued and outstanding.

The following description of our common stock and provisions of our Articles of Incorporation, as amended and restated (the “Articles of Incorporation”), and By-laws are only summaries and are qualified by reference to our Articles of Incorporation and By-laws. We encourage you to review complete copies of our Articles of Incorporation and By-laws, which we have previously filed with the SEC.

The holders of our common stock are entitled to receive dividends as and when declared from time to time by the board of directors out of any of our net profits or net assets legally available therefore, subject to any preferences that may be applicable to any share of our preferred stock then outstanding. The amount of cash dividends that may be paid on common stock is restricted by provisions contained in certain note agreements under which our long-term debt was issued. Under the most restrictive of these provisions, we cannot pay or declare any dividends or make any other distribution on any class of stock or make any investments in subsidiaries or permit any subsidiary to do any of the above (all of the foregoing being “Restricted Payments”) except out of “Net Earnings Available for Restricted Payments.” “Net Earnings

Available for Restricted Payments” is defined as the sum of (a) $50 million plus (b) net earnings (defined as consolidated gross revenues, including subsidiaries other than gas and oil subsidiaries, less charges, but not including gains from the sale, conversion of other disposition of capital assets, gains from the write-up of assets and equity in the un-remitted earnings of any corporation which is not a subsidiary) for the period commencing on January 1, 1991, plus (c) the aggregate cash dividends paid by oil and gas subsidiaries for the same period, plus (d) the net cash consideration received upon the sale subsequent to December 31, 1990, of additional stock of any class, plus (e) the amount by which any investment in subsidiaries of the character of loans, advances or guarantees has been repaid or eliminated subsequent to December 31, 1990, less the sum of (a) the amount of all dividends and other distributions and other Restricted Payments made, paid or declared on any of our stock after December 31, 1990, and (b) the aggregate amount expended, after December 31, 1990, for the redemption, purchase or other acquisition of our stock or the stock of any subsidiary.

In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after satisfaction of creditors and the payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Holders of common stock do not have preemptive rights to purchase additional shares of common stock or securities convertible into such shares. There are no redemption provisions on any shares of common stock. The outstanding shares of common stock are, and the additional shares offered hereby will be, fully paid and non-assessable.

Each share of common stock is entitled to one vote with respect to all matters submitted to a vote of shareholders. Under North Carolina law, the election of directors requires a plurality of the votes cast in the election. Shareholders do not have cumulative voting rights.

Our common stock is traded on the New York Stock Exchange under the symbol “PNY.”

Certain Anti-takeover Effects

Our Articles of Incorporation and By-laws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control. These provisions include:

•	Classified Board of Directors. Our Board of Directors is divided into three classes with staggered terms, which means that, as a general matter, only one-third of the Board must stand for re-election at any annual meeting of shareholders. The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our Board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our Board. The provision for the classification of directors may be amended, altered, changed or repealed only upon the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.

•	Fixing and Changing Number of Directors. Our Articles of Incorporation and By-laws authorize the Board of Directors to fix the number of directors and provide that the number may be changed only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of Directors or (b) a majority of the entire Board of Directors.

•	Nominations to the Board. With certain exceptions, nominations to the Board must be made at least 60 days prior to the date of a meeting of shareholders.

•	Removal of Directors. Directors may be removed for cause only by the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors.

•	Fair Price Provisions. Our Articles of Incorporation require the affirmative vote of a super majority of the outstanding shares of voting stock to approve certain transactions such as actions in connection with any “Business Combination.” A Business Combination is defined to include any merger, consolidation, lease, sale or disposition of assets or certain other business transactions by us or our subsidiaries involving an “interested shareholder.” An interested shareholder is defined as any person who is or has announced an intention to become the beneficial owner of 10% or more of our voting stock (and certain defined affiliates) or an affiliate or associate of an interested shareholder and that, together with all such other arrangements, has an aggregate fair market value and/or involves aggregate commitments of $10,000,000 or more or more than 5% of our total assets or shareholders’ equity as reflected on our most recent fiscal year-end consolidated balance sheet. Our Articles of Incorporation require the affirmative vote of not less than 66 2/3% of our voting stock, voting together as a single class, excluding any voting stock beneficially owned by an interested shareholder, with respect to all Business Combinations involving the interested shareholder unless (1) the transaction is approved by our Board of Directors prior to the date on which directors not affiliated with the interested shareholder and who were directors prior to the time the interested shareholder acquired such status (“Continuing Directors”) comprise less than a majority of our Board of Directors, and (2) if the Business Combination involves payment of consideration to shareholders, certain minimum price and disclosure requirements are satisfied as to all shareholders, and there has been no major change in our business or equity capital structure or any change or reduction in the payment of dividends since the date the interested shareholder acquired such status. To meet the minimum price criteria, the shareholders must receive consideration or retain value per share after the transaction that is not less than the higher of (i) the highest price per share paid by the interested shareholder in the transaction or within two years preceding the first public announcement date of the transaction, (ii) the fair market value per share of our common stock on the date the transaction is announced or the date on which the interested shareholder acquired such status, whichever is higher or (iii) the fair market value per share determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price paid by the interested shareholder within the two-year period preceding the date the transaction is announced to (y) the fair market value on the first day in such two-year period on which the interested shareholder acquired beneficial ownership of any share of common stock. The minimum price provisions must be met with respect to every class or series of our outstanding capital stock, whether or not the interested shareholder has previously acquired shares of any particular class or series. Our Articles of Incorporation require the same 66 2/3% shareholder approval to amend or repeal the foregoing provisions or to adopt any provision inconsistent with such provisions unless the change is proposed by the Board of Directors prior to the date on which Continuing Directors comprise less than a majority of the Board.

•	Amendment to our By-Laws. Our By-laws may be amended only by (a) the affirmative vote of 80% of the outstanding shares entitled to vote in the election of directors or by the Board of Directors or (b) a majority of the entire Board of Directors at a meeting at which a quorum is present.

•	“Opt out” of North Carolina Anti-Takeover Statutes. Our Articles of Incorporation contain language to “opt out” of the provisions of two North Carolina anti-takeover statutes which, under the North Carolina Business Corporation Act, would otherwise apply to us. The first of these statutes, called the “North Carolina Shareholder Protection Act,” requires that any business combination (as defined therein) between a corporation and any 20% shareholder be approved by 95% of the corporation’s voting shares. Under the second statute, called the “North Carolina Control Share Acquisition Act,” control shares of a corporation that are acquired in a “control share acquisition” (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the corporation’s shareholders, and in the event such voting rights were to be granted, all other shareholders would have the right to have their shares in the corporation redeemed at their fair value, subject to certain restrictions. Because application of these statutes to us would create material conflicts with existing provisions of our Articles of Incorporation regarding Business Combinations, our Articles of Incorporation include provisions stating that neither of these statutes will apply to us.

•	Issuance of preferred stock. Our Articles of Incorporation allow our board of directors to authorize and issue preferred stock with designations and rights that the board may determine at its discretion. Our board of directors may be able to use this authority in a manner that could delay, defer or prevent a change in control.

Limitations of Liability and Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (“NCBCA”) and our By-laws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. We have insurance covering expenditures we might incur in connection with the indemnification of our directors and officers for their liabilities and expenses.

The NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officers is adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer.

The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. Our By-laws provide that any person who is or was a director, and our officers who are also directors or who are designated by the Board of Directors from time to time as indemnified officers and any director or officer who at the request of Piedmont serves or has served as a director, officer, partner, trustee, employee or agent of any other corporation or other enterprise, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as director or officer if it is determined that person’s acts or omissions were not reasonably known or believed by him or her to be clearly in conflict with Piedmont’s best interests. The By-laws further provide that Piedmont shall indemnify each director and indemnified officer for his or her reasonable costs, expenses and attorneys’ fees incurred in connection with the enforcement of the rights to indemnification granted under the By-laws, if it is determined that such director or indemnified officer is entitled to indemnification under the By-laws.

As authorized by the NCBCA, and to the fullest extent permitted by the NCBCA, our Articles of Incorporation limit the liability of a director by providing that a director shall not be liable to Piedmont or to any Piedmont shareholder for monetary damages arising from the director’s breach of his or her duties as a director, except for liability with respect to (i) acts or omissions not made in good faith that the director at the time of the breach knew or believed were in conflict with the best interests of the corporation, (ii) unlawful distributions, (iii) any transaction from which the director or officer derived an improper personal benefit and (iv) acts or omissions occurring prior to the date the provision of our Articles of Incorporation limiting the liability of our directors became effective. In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company LLC, 59 Maiden Lane, New York, New York 10038.

LEGAL MATTERS

The validity of the common stock registered hereby will be passed upon for us by Moore & Van Allen PLLC.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Piedmont Natural Gas Company, Inc.’s Annual Report on Form 10-K, and the effectiveness of Piedmont Natural Gas Company, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet web site that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC. The SEC’s web site is http://www.sec.gov. Information that we file with the SEC may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You may also view these documents on the “SEC Filings” page of our internet website address at www.piedmontng.com. Information on our website is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. We incorporate by reference the documents listed below and any future documents filed with the SEC (File No. 001-06196) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we terminate this offering.

(1) our Annual Report on Form 10-K for the fiscal year ended October 31, 2008;

(2) our Quarterly Report on Form 10-Q for the quarter ended January 31, 2009;

(3) our Quarterly Report on Form 10-Q for the quarter ended April 30, 2009;

(4) our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009;

(5) our Current Report on Form 8-K filed December 5, 2008;

(6) our Current Report on Form 8-K filed December 19, 2008;

(7) our Current Report on Form 8-K filed March 12, 2009*;

(8) our Current Report on Form 8-K filed April 3, 2009;

(9) our Current Report on Form 8-K filed August 4, 2009; and

(10) the description of our common stock contained in our Registration Statement on Form 8-B filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

*	Information furnished in this Current Report on Form 8-K pursuant to Item 7.01 is not incorporated by reference herein.

The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Upon your written or oral request, we will provide you a copy, without charge, of any of the filings that are incorporated by reference into this prospectus. Your request should be directed to: Corporate Secretary, at Piedmont Natural Gas Company, Inc., 4720 Piedmont Row Drive, Charlotte, North Carolina 28210, telephone (704) 364-3120.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

PROSPECTUS

November 20, 2009

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the expenses (all of which are estimated except for the SEC registration fee) to be incurred by Piedmont Natural Gas Company, Inc. (the “Company”) in connection with the distribution of securities registered under this registration statement.

SEC registration fee	$3,494
Fees and expenses of accountants	$10,000
Fees and expenses of legal counsel	$10,000
Printing fees	$5,000
Miscellaneous	$1,506

Total	$30,000

Item 15.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (“NCBCA”) and our By-laws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. We have insurance covering expenditures we might incur in connection with the indemnification of our directors and officers for their liabilities and expenses.

The NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officers is adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer.

The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. Our By-laws provide that any person who is or was a director, and our officers who are also directors or who are designated by the Board of Directors from time to time as indemnified officers and any director or officer who at the request of Piedmont serves or has served as a director, officer, partner, trustee, employee or agent of any other corporation or other enterprise, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as director or officer if it is determined that person’s acts or omissions were not reasonably known or believed by him or her to be clearly in conflict with Piedmont’s best interests. The By-laws further provide that Piedmont shall indemnify each director and indemnified officer for his or her reasonable costs, expenses and attorneys’ fees incurred in connection with the enforcement of the rights to indemnification granted under the By-laws, if it is determined that such director or indemnified officer is entitled to indemnification under the By-laws.

As authorized by the NCBCA, and to the fullest extent permitted by the NCBCA, our Articles of Incorporation limit the liability of a director by providing that a director shall not be liable to Piedmont or to any Piedmont shareholder for monetary damages arising from the director’s breach of his or her duties as a director, except for liability with respect to (i) acts or omissions not made in good faith that the director at the time of the breach knew or believed were in conflict with the best interests of the corporation, (ii) unlawful distributions, (iii) any transaction from which the director or officer derived an improper personal benefit and (iv) acts or omissions occurring prior to the date the provision of our Articles of Incorporation limiting the liability of our directors became effective. In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

Item 16.	Exhibits.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit
No.	Description

4.1	Restated Articles of Incorporation of Piedmont Natural Gas Company, Inc. as of March 2009, filed in the Department of State of the State of North Carolina (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 10-Q for the quarter ended July 31, 2009)
4.2	By-laws of Piedmont Natural Gas Company, Inc., dated December 15, 2006 (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-K for the year ended October 31, 2007)
4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 8-B, dated March 2, 1994)
4.4	Piedmont Natural Gas Dividend Reinvestment and Stock Purchase Plan. Set forth in full in the Prospectus included as Part I of this Registration Statement.
5.1	Opinion of Moore & Van Allen, PLLC regarding the validity of the securities being registered
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Moore & Van Allen, PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of

1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on November 20, 2009.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ David J. Dzuricky
David J. Dzuricky
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above named Registrant, by his or her execution hereof, hereby constitutes and appoints David J. Dzuricky, Jane Lewis-Raymond, Robert O. Pritchard and Judy Z. Mayo and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all amendments (including post-effective amendments) and supplements to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Thomas E. Skains Thomas E. Skains	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	November 19, 2009

/s/ David J. Dzuricky David J. Dzuricky	Senior Vice President and Chief Financial Officer (principal financial officer)	November 20, 2009

/s/ Jose M. Simon Jose M. Simon	Vice President and Controller (principal accounting officer)	November 20, 2009

/s/ Jerry W. Amos Jerry W. Amos	Director	November 19, 2009

/s/ Dr. E. James Burton Dr. E. James Burton	Director	November 19, 2009

/s/ Malcolm E. Everett III Malcolm E. Everett III	Director	November 19, 2009

Signature	Title	Date

/s/ John W. Harris John W. Harris	Director	November 19, 2009

/s/ Aubrey B. Harwell, Jr. Aubrey B. Harwell, Jr.	Director	November 19, 2009

/s/ Frank B. Holding, Jr. Frank B. Holding, Jr.	Director	November 19, 2009

/s/ Dr. Frankie T. Jones, Sr. Dr. Frankie T. Jones, Sr.	Director	November 20, 2009

/s/ Vicki McElreath Vicki McElreath	Director	November 19, 2009

/s/ Minor M. Shaw Minor M. Shaw	Director	November 19, 2009

/s/ Muriel W. Sheubrooks Muriel W. Sheubrooks	Director	November 19, 2009

/s/ Dr. David E. Shi Dr. David E. Shi	Director	November 19, 2009

Exhibit Index

Exhibit
No.	Description

4.1	Restated Articles of Incorporation of Piedmont Natural Gas Company, Inc. as of March 2009, filed in the Department of State of the State of North Carolina (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 10-Q for the quarter ended July 31, 2009)
4.2	By-laws of Piedmont Natural Gas Company, Inc., dated December 15, 2006 (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-K for the year ended October 31, 2007)
4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 8-B, dated March 2, 1994)
4.4	Piedmont Natural Gas Dividend Reinvestment and Stock Purchase Plan. Set forth in full in the Prospectus included as Part I of this Registration Statement.
5.1	Opinion of Moore & Van Allen, PLLC regarding the validity of the securities being registered
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Moore & Van Allen, PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)